CAPITAL PRIVATE CLIENT SERVICES FUNDS

PRINCIPAL UNDERWRITING AGREEMENT

THIS PRINCIPAL UNDERWRITING AGREEMENT, is between CAPITAL PRIVATE CLIENT SERVICES FUNDS, a Delaware statutory trust (the “Trust”), and AMERICAN FUNDS DISTRIBUTORS, INC., a California corporation (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified investment company which offers five portfolios that are set forth on Exhibit A;

WHEREAS, the Trust offers one class of shares of beneficial interest and it is a part of the business of the Trust, and affirmatively in the interest of the Trust, to offer shares of the Trust either from time to time or continuously as determined by the Trust’s officers subject to authorization by its Board of Trustees;

WHEREAS, shares of beneficial interest of the Trust are available only to clients of Capital Guardian Trust Company’s Capital Group Private Client Services division;

WHEREAS, the Distributor is engaged in the business of promoting the distribution and servicing of shares of investment companies; and

WHEREAS, the Trust and the Distributor wish to enter into an agreement with each other to promote the distribution and servicing of the shares of the Trust and of all series or classes of the Trust which may be established in the future;

NOW, THEREFORE, the parties agree as follows:

1.      (a)         The Distributor shall be the exclusive principal underwriter for the sale of the shares of the Trust and of each series or class of the Trust which may be established in the future, except as otherwise provided pursuant to the following subsection (b).  The terms “shares of Trust” or “shares” as used herein shall mean shares of beneficial interest of the Trust and each series or class which may be established in the future and become covered by this Agreement in accordance with Section 30 of this Agreement.

(b)         The Trust may, upon 60 days’ written notice to the Distributor, from time to time designate other principal underwriters of its shares with respect to areas other than the North American continent, Hawaii, Puerto Rico, and such countries or other jurisdictions as to which the Trust may have expressly waived in writing its right to make such designation.  In the event of such designation, the right of the Distributor under this Agreement to sell shares in the areas so designated shall terminate, but this Agreement shall remain otherwise in full force and effect until terminated in accordance with the other provisions hereof.

2.      In the sale of shares of the Trust, the Distributor shall act as agent of the Trust except in any transaction in which the Distributor sells such shares as a dealer to the public, in which event the Distributor shall act as principal for its own account.

3.      The Trust shall sell shares only through the Distributor, except that the Trust may, to the extent permitted by the 1940 Act and the rules and regulations promulgated thereunder or pursuant thereto, at any time:

(a)  issue shares to any corporation, association, trust, partnership or other organization, or its, or their, security holders, beneficiaries or members, in connection with a merger, consolidation or reorganization to which the Trust is a party, or in connection with the acquisition of all or substantially all the property and assets of such corporation, association, trust, partnership or other organization;

(b)  issue shares at net asset value to the holders of shares of capital stock or beneficial interest of other investment companies served as investment adviser by any affiliated company or companies of The Capital Group Companies, Inc., to the extent of all or any portion of amounts received by such shareholders upon redemption or repurchase of their shares by the other investment companies;

(c)  issue shares at net asset value to its shareholders in connection with the reinvestment of dividends paid and other distributions made by the Trust;

(d)  issue shares at net asset value to persons entitled to purchase shares as described in the  Trust's current Registration Statement in effect under the Securities Act of 1933, as amended, for each series issued by the Trust at the time of such offer or sale.

4.      The Distributor shall devote its best efforts to the sale of shares of the Trust and shares of any other mutual funds served as investment adviser by affiliated companies of The Capital Group Companies, Inc., and insurance contracts funded by shares of such mutual funds, for which the Distributor has been authorized to act as a principal underwriter for the sale of shares.  The Distributor shall maintain a sales organization suited to the sale of shares of the Trust and shall use its best efforts to effect such sales in jurisdictions as to which the Trust shall have expressly waived in writing its right to designate another principal underwriter pursuant to subsection 1(b) hereof, and shall effect and maintain appropriate qualification to do so in all those jurisdictions in which it sells or offers shares for sale and in which qualification is required.

5.      Within the United States of America, any and all dealers to whom the Distributor shall offer and sell shares must be duly licensed and qualified to sell shares of the Trust.  Shares sold to dealers shall be for resale by such dealers only at the public offering price set forth in the current summary prospectus and/or prospectus of the Trust’s Registration Statement in effect under the Securities Act of 1933, as amended (“Prospectus”).  The Distributor shall not, without the consent of the Trust, sell or offer for sale any shares of a series or class issued by the Trust other than as principal underwriter pursuant to this Agreement.

6.      If the Distributor sells shares of the Trust to dealers, it shall be the responsibility of the Distributor to ensure that such dealers are appropriately qualified to transact business in the shares under applicable laws, rules and regulations promulgated by such national, state, local or other governmental or quasi-governmental authorities as may in a particular instance have jurisdiction.

7.      The applicable public offering price of shares shall be the price which is equal to the net asset value per share, as shall be determined by the Trust in the manner and at the time or times set forth in and subject to the provisions of the Prospectus of the Trust.

8.      All orders for shares received by the Distributor shall, unless rejected by the Distributor or the Trust, be accepted by the Distributor immediately upon receipt and confirmed at an offering price determined in accordance with the provisions of the Prospectus and the 1940 Act, and applicable rules in effect thereunder.  The Distributor shall not hold orders subject to acceptance nor otherwise delay their execution.  The provisions of this Section shall not be construed to restrict the right of the Trust to withhold shares from sale under Section 15 hereof.

9.      The Trust or its transfer agent shall be promptly advised of all orders received, and shall cause shares to be issued upon payment therefor in New York or Los Angeles Clearing House Trusts.

10.       The Distributor shall adopt and follow procedures as approved by the officers of the Trust for the confirmation of sales to dealers or other investors of the Trust, the collection of amounts payable by dealers or other investors of the Trust on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Securities and Exchange Commission or the Financial Industry Regulatory Authority (“FINRA”), as such requirements may from time to time exist.

11.       The Trust agrees to use its best efforts to maintain its registration as a diversified open-end management investment company under the 1940 Act.

12.       The Trust agrees to use its best efforts to maintain an effective Prospectus under the Securities Act of 1933, as amended, and warrants that such Prospectus will contain all statements required by and will conform with the requirements of such Securities Act of 1933 and the rules and regulations thereunder, and that no part of any such Prospectus, at the time the Registration Statement of which it is a part becomes effective, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (excluding any information provided by the Distributor in writing for inclusion in the Prospectus).  The Distributor agrees and warrants that it will not in the sale of shares use any Prospectus, advertising or sales literature not approved by the Trust or its officers nor make any untrue statement of a material fact nor omit the stating of a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading.  The Distributor agrees to indemnify and hold the Trust harmless from any and all loss, expense, damage and liability resulting from a breach of the agreements and warranties contained in this Section, or from the use of any sales literature, information, statistics or other aid or device employed in connection with the sale of shares.

13.       The expense of each printing of each Prospectus and each revision thereof or addition thereto deemed necessary by the Trust's officers to meet the requirements of applicable laws shall be paid by the Trust, including:

(a)  the typesetting and make-ready charges;

(b)  the printing charges; and

(c)  any expenses incurred in connection with the foregoing.

14.             The Trust agrees to use its best efforts to qualify and maintain the qualification of an appropriate number of the shares of each series or class it offers for sale under the securities laws of such states as the Distributor and the Trust may approve.  Any such qualification for any series or class may be withheld, terminated or withdrawn by the Trust at any time in its discretion.  The expense of qualification and maintenance of qualification shall be borne by the Trust, but the Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust or its counsel in connection with such qualifications.

15.             The Trust may withhold shares of any series or class from sale to any person or persons or in any jurisdiction temporarily or permanently if, in the opinion of its counsel, such offer or sale would be contrary to law or if the Trustees or the President or any Vice President of the Trust determines that such offer or sale is not in the best interest of the Trust.  The Trust will give prompt notice to the Distributor of any withholding and will indemnify it against any loss suffered by the Distributor as a result of such withholding by reason of nondelivery of shares of any series or class after a good faith confirmation by the Distributor of sales thereof prior to receipt of notice of such withholding.

16. (a)       This Agreement may be terminated at any time, without payment of any penalty, as to the Trust or any series on sixty (60) days’ written notice by the Distributor to the Trust.

(b)       This Agreement may be terminated as to the Trust or any series or class by either party upon five (5) days’ written notice to the other party in the event that the Securities and Exchange Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the shares of the Trust or such series or class.

(c)       This Agreement may be terminated as to the Trust or any series or class by the Trust upon five (5) days’ written notice to the Distributor provided either of the following events has occurred:

(i)       the NASD has expelled the Distributor or suspended its membership in that organization; or

(ii)       the qualification, registration, license or right of the Distributor to sell shares of any series in a particular state has been suspended or canceled by the State of California or any other state in which sales of the shares of the Trust or such series during the most recent 12-month period exceeded 10% of all shares of such series sold by the Distributor during such period.

(d)       This Agreement may be terminated as to the Trust or any series or class at any time on sixty (60) days’ written notice to the Distributor without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or such series or class.

17.       This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith.  The term “assignment” shall have the meaning set forth in the 1940 Act.

18.       No provision of this Agreement shall protect or purport to protect the Distributor against any liability to the Trust or holders of its shares for which the Distributor would otherwise be liable by reason of willful misfeasance, bad faith, or gross negligence, or reckless disregard of the Distributor’s obligations under this Agreement.

19.       This Agreement shall become effective on April 1, 2010. Unless sooner terminated in accordance with the other provisions hereof, this Agreement shall continue in effect until [DATE] and shall continue in effect from year to year thereafter but only so long as such continuance is specifically approved at least annually by (i) the vote of a majority of the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of either a majority of the entire Board of Trustees of the Trust or a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Trust.

20.       If the Trust shall at any time issue shares in more than one series or class, this Agreement shall take effect with respect to such series or class of the Trust which may be established in the future at such time as it has been approved as to such series or class by vote of the Board of Trustees and the Independent Trustees in accordance with Section 19.  The Agreement as approved with respect to any series or class shall specify any provisions which may differ from those herein with respect to such series, subject to approval in writing by the Distributor.

21.       This Agreement may be approved, amended, continued or renewed with respect to a series or class as provided herein notwithstanding such approval, amendment, continuance or renewal has not been effected with respect to any one or more other series or class of the Trust.

22.  This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized, as of April 1, 2010.

AMERICAN FUNDS DISTRIBUTORS, INC.			CAPITAL PRIVATE CLIENT
SERVICES FUNDS

By:		By:
	Kevin G. Clifford		Michael D. Beckman
	President		President and Principal Executive Officer

By:		By:
	David M. Givner		Courtney R. Taylor
	Secretary		Secretary

EXHIBIT A

Capital Core Municipal Fund
Capital Short-Term Municipal Fund
Capital California Core Municipal Fund
Capital California Short-Term Municipal Fund
Capital Core Bond Fund